Exhibit 10.2
LEGACY BANCORP, INC.
2010 CEO INDUCEMENT PLAN
RESTRICTED STOCK AWARD AGREEMENT

Participant’s Name:	Patrick J. Sullivan
          Pursuant to that certain Employment Agreement (the “Employment Agreement”) dated February 26, 2010 and effective as of April 1, 2010 between you, Legacy Bancorp, Inc. (the “Holding Company”) and Legacy Banks, you have been granted an award of shares of Legacy Bancorp, Inc. common stock (“Common Stock”) at no cost to you subject to the terms and conditions of this Restricted Stock Award Agreement (the “Agreement”).

Number of Shares Subject to the Stock Award:	10,000 shares of Common Stock

Date of Grant:	May 17, 2010

Term of Stock Award and Vesting Schedule:	Subject to the limitations of this Agreement, this Stock Award shall vest in installments according to the following schedule:

Installment	Vesting Date

2,000 shares	May 17, 2011

2,000 shares	May 17, 2012

2,000 shares	May 17, 2013

2,000 shares	May 17, 2014

2,000 shares	May 17, 2015

Except as provided below, an installment shall be forfeited and shall not vest on the otherwise applicable vesting date if you terminate employment with Legacy Bancorp, Inc. or an Affiliate prior to such vesting date.

Acceleration of Vesting upon a Change in Control:	If permitted by law and regulations applicable at the time of the Change in Control, all unvested shares of Common Stock subject to this Stock Award shall immediately vest.

Effect of Termination of
Employment because of:

(a) Death or Disability:	In the event you terminate employment with Legacy Bancorp, Inc. or an Affiliate due to death or Disability, the entire unvested portion of your Stock Award will immediately vest as of the date of such termination.

(b) Termination for Cause:	In the event you are terminated for Cause, all your rights to this Stock Award will expire immediately as of the effective date of your termination for Cause.

(c) Retirement:	Unless otherwise determined by the Compensation Committee (the “Committee”), upon your Retirement, you will forfeit any rights to all unvested shares of Company Common Stock subject to this Stock Award.

(d) Other reasons:	Unless otherwise determined by the Committee, all unvested shares subject to this Stock Award are forfeited as of your termination date and any rights you have to this Stock Award become null and void.

Voting:	You are entitled to direct the plan trustee as to the voting of all shares subject to this Stock Award in a manner consistent with the plan trust agreement and subject to the rules and procedures of the Committee.

Dividends:	Dividends on unvested shares subject to the Stock Awards shall be held by the Company and shall be distributed to you on the date that the underlying shares subject to the Stock Award vest in you.

Designation of Beneficiary:	You may designate a beneficiary on a form acceptable to the Committee, to receive rights under this Agreement, in the event of your death. If a beneficiary is not designated, the Award will become part of your estate.

Tax Withholding:	Upon payment of a Stock Award, the Committee is entitled to require as a condition of delivery (i) that you remit an amount sufficient to satisfy all federal,

state and local tax withholding requirements related thereto, (ii) that the withholding of such sums come from compensation otherwise due to you or from shares of Common Stock due to you, or (iii) any combination of the foregoing. Any withholding shall comply with Rule 16b-3 or any amendments or successive rule.

Employment Agreement Governs:	Notwithstanding anything in this Agreement to the contrary, the terms of this Stock Award shall be subject to the terms and conditions of the Employment Agreement. Any capitalized terms shall have the meaning given to such terms in the Employment Agreement.

This Agreement shall not create any right on the part of any individual to continue in the employ or service of Legacy Bancorp, Inc. or any Affiliates of Legacy Bancorp, Inc.

Non-Transferability:	You shall not sell, transfer, assign, pledge or otherwise encumber shares subject to this Stock Award until full vesting of such shares has occurred.

Unless determined otherwise by the Committee and except in the event of your death or pursuant to a domestic relations order, this Stock Award is not transferable and may only be earned by you in your lifetime. Upon your death, this Stock Award is transferable by will or the laws of descent and distribution.

Modification and Amendment:	The Committee may amend or modify this Stock Award from time to time, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect your rights under this Award without your written consent.
          The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in regards to this Agreement are final and conclusive.

          IN WITNESS WHEREOF, Legacy Bancorp, Inc. has caused this Restricted Stock Award Agreement to be executed, and said Participant has hereunto set his hand, as of the 17th day of May, 2010.

LEGACY BANCORP, INC.
By:	/s/ J. Williar Dunlaevy
For the Committee Administering the Plan

PARTICIPANT
/s/ Patrick J. Sullivan
Patrick J. Sullivan

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